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                                     EXHIBIT 99.6

                                 EMPLOYMENT AGREEMENT

       This is an Employment Agreement entered into this __th day of ______, 1996, by and between GUARANTY FEDERAL SAVINGS BANK (hereinafter referred to as the "Savings Bank", and JANET K. SPRATT (hereinafter referred to as "Employee").

       WHEREAS, Savings Bank and Peoples First Corporation have entered into an Acquisition Agreement of even date herewith (the "Acquisition Agreement"); and

       WHEREAS, the Employee has heretofore been employed by the Savings Bank as Assistant Vice President and is experienced in all phases of the business of the Savings Bank; and

       WHEREAS, the Savings Bank deems it to be in its best interest and in the interest of its shareholders to secure the services of the Employee currently and after the consummation of the transactions contemplated in the Acquisition Agreement (the "Transaction"), and Employee desires and agrees to accept said employment; and

       WHEREAS, the parties desire by this writing to set forth the continued employment relationship of the Savings Bank and the Employee; and

       WHEREAS, this Agreement supersedes and replaces any prior Employment Agreements between Employee and Savings Bank.

       NOW, THEREFORE, it is AGREED as follows:

       1. EMPLOYMENT. Employee is hereby employed as Vice President of the Savings Bank. After consummation of the Transaction, the Employee shall continue in such positions or in positions with comparable duties in successors to Savings Bank's operations. The Employee shall render loan, administrative and management services to the Savings Bank and its successors such as are customarily performed by persons situated in a similar capacity. The Employee shall also promote, by entertainment or otherwise, as and to the extent permitted by law, the business of the Savings Bank and its successors. The Employee's other duties shall be such as the Board of Directors of Savings Bank or its successors may from time to time reasonably direct, including normal duties as an officer of the Savings Bank or its successors.

       2. BASE COMPENSATION. The Savings Bank agrees to pay the Employee during the term of this Agreement a salary at the rate of $44,000 per annum, payable in cash not less frequently than monthly; provided, that the rate of such salary shall be reviewed by the Board of Directors not less often than annually and any increase in salary will take into account the Savings Bank's current financial condition, results of operations and the Board of Directors' evaluation of the performance of the Executive. Such rate of salary may be increased from time to time in such amounts as the Board in its discretion may decide.

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       3.      DISCRETIONARY BONUSES.  The Employee shall be entitled to
participate in an equitable manner with all other comparable management personnel of the Savings Bank or its successors in discretionary bonuses from time to time made available to such personnel. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee's right to participate in such discretionary bonuses.

       4. PARTICIPATION IN RETIREMENT AND MEDICAL PLANS. The Employee shall be entitled to participate in any plan of the Savings Bank or its successors relating to pension, profit-sharing, or other retirement benefits and medical coverage or reimbursement plans that the Savings Bank or its successors may maintain and make available to comparable employees.

       5. EMPLOYEE BENEFITS; EXPENSES. The Employee shall be eligible to participate in any fringe benefits which may be or become applicable to comparable employees of Savings Bank or its successors including participation in any stock option or incentive plans adopted by the Board of Directors, club memberships, a reasonable expense account. The Savings Bank shall reimburse Employee for all reasonable and documented out-of-pocket expenses which Employee shall incur in connection with her services for the Savings Bank.

       6. TERM. The initial term of employment under this Agreement shall be for the period commencing __________, 1996, and ending December 31, 1998. Thereafter the Agreement may be continued on such terms as may be agreed by the parties.

       7.      LOYALTY; NONCOMPETITION; CONFIDENTIALITY.

               (a) The Employee shall devote her full time and attention to the performance of her employment under this Agreement. During the term of Employee's employment under this Agreement, the Employee shall not engage in any business or activity contrary to the business affairs or interests of the Savings Bank or its successors.

               (b) CONFIDENTIALITY. The Employee shall not directly or indirectly, communicate, furnish, disclose or use for the benefit of the Employee or any other individual, firm, partnership, corporation, or other organization or association ("Person") any "Confidential Information," other than in the ordinary course of the Savings Bank's business. On the last day of the term of this Agreement, the Employee shall destroy or return and deliver to the Savings Bank at its discretion all "Confidential Material" in her possession. As used in this Section 7(b):

       A. "Confidential Information" shall mean information about the Savings Bank, any of its affiliates, or any successor, which is not generally known in either the industry or the communities in the which the Savings Bank, any of its affiliates, or any successor is engaged and which is or shall be disclosed to, or known by, the Employee as a consequence of or through the Employee's service to the Savings Bank, including, but not limited to, business secrets or methods, customer or client list, business policies, operating and proceeding instructions, forms, manuals, financial or other reports, research, records or any other confidential or proprietary information or trade secrets of any type or description whatsoever.


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       B.      "Confidential Material" shall mean any writing or electronic or computer data of any kind, obtained by the Employee as a consequence of or through the Employee's service to the Savings Bank, which contains any Confidential Information and shall include, without limiting the generality of the foregoing, documents, memoranda, notes and any other writings of any kind or nature whatsoever (and all copies thereof), which contain or relate to Confidential Information and which are in the Employee's possession or control, whether prepared by the Employee or otherwise.

               (c) PASSIVE INVESTMENT. Nothing contained in this Section 7 shall be deemed to prevent or limit the right of Employee to invest in the capital stock or other securities of any business dissimilar from that of Employer, or, solely as a passive or minority investor, in any business.

       8. STANDARDS. The Employee shall perform her duties under this Agreement in accordance with such reasonable standards expected of employees with comparable positions in comparable organizations and as may be established from time to time by the Board of Directors. The Employee shall be provided with the working facilities and staff customary for similar employees and necessary for her to perform her duties.

       9.      VACATION AND SICK LEAVE.

               (a) The Employee shall be entitled to annual vacation time of three weeks in accordance with the policies periodically established by the Board of Directors for senior management officials.

               (b) The Employee shall not be entitled to receive any additional compensation hereunder on account of her failure to take a vacation; nor shall she be entitled to accumulate unused vacation from one fiscal year to the next except to the extent authorized by the Board of Directors.

               (c) In addition to the aforesaid paid vacations, the Employee shall be entitled, without loss of pay, to take voluntary leave from the performance of her employment for such additional periods of time and for such legitimate reasons as the Board of Directors in its discretion may determine. The Board of Directors shall be entitled to grant to the Employee a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the Board in its discretion may determine.

               (d) In addition, the Employee shall be entitled to an annual sick leave as established by the Board of Directors for comparable employees. In the event any sick leave time shall not have been used during any year, such leave shall accrue to subsequent years only to the extent authorized by the Board of Directors. Upon the termination of her employment, the Employee shall not be entitled to receive any additional compensation for unused sick leave.


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       10.     TERMINATION AND TERMINATION PAY. The Employee's employment under this Agreement shall be terminated upon the following occurrences:

               (a) The death of the Employee during the term of this Agreement in which event the Employee's estate shall be entitled to receive the compensation due the Employee through the last day of the calendar month in which her death shall have occurred.

               (b) The Disability of the Employee during the term of this Agreement in which event the Savings Bank shall pay her salary until such time that the Employee becomes eligible to receive payments under the Savings Bank's long term disability insurance policy. Disability shall mean total disability arising from occupational or non-occupational bodily injury or disease and which is, in the opinion of a physician appointed by the Savings Bank, expected to continue for a continuous period of six months from the time of the disabling event (or its discovery if there is no clear disabling event).

               (c) Employee's employment under this Agreement may be terminated at any time by the Board of Directors for Cause, or by the Employee upon sixty (60) days written notice, to the Savings Bank or its successor. In the event Employee's employment under this Agreement is terminated by the Board of Directors without Cause, the Savings Bank shall be obligated to continue to pay the Employee her salary for ninety (90) days, which said payment shall be payable within sixty (60) days of the termination. In the event Employee's employment is terminated under this Agreement without Cause after consummation of the Transaction, the Employee shall be entitled to the benefits under Section 12 less those benefits, if any, that Employee has already received pursuant to this Section 10. In the event the Employee's employment is terminated under this Agreement by the Employee (other than pursuant to Section 12(b)), the Employee will not be entitled to receive compensation or other unvested benefits past the date of such termination.

               (d) Termination for "Cause" shall mean termination for personal dishonesty, breach of a fiduciary duty involving personal profit, failure to perform material stated duties, willful misconduct, willful violation of any law, rule, regulation (other than a law, rule or regulation relating to a traffic violation or similar offense), the imposition of a final cease-and-desist order by applicable regulatory authority related to Employee's failure to perform her duties hereunder or her past duty as an Employee of the Savings Bank, termination under the provisions of Sections 10(e), 10(f) or Section 11 below, or material breach of any provision of this Agreement. In the event this Agreement is terminated for Cause, the Savings Bank shall only be obligated to continue to pay the Employee her salary up to the date of termination.

               (e) If the Employee is removed and/or permanently prohibited from participating in the conduct of the Savings Bank's affairs by an order issued by Office of Thrift Supervision or the Federal Deposit Insurance Corporation or successor, all obligations of the Savings Bank or its successor under this Agreement shall terminate as of the effective date of the order; but vested rights of the contracting parties shall not be affected by such termination.


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               (f)     If the Savings Bank is in default (as defined by the
regulations of the Federal Deposit Insurance Corporation), all obligations under this Agreement shall terminate as of the date of default, but this section shall not affect any vested rights of the parties.

               (g) Notwithstanding any other provision contained herein, the Employee shall not be entitled to receive any severance or other payments hereunder upon the expiration and nonrenewal of the term of this Agreement.

       11. SUSPENSION OF EMPLOYMENT. If the Employee is suspended and/or temporarily prohibited from participation in the conduct of the Savings Bank's affairs by a notice served by Office of Thrift Supervision and/or Federal Deposit Insurance Corporation, the Savings Bank's obligations under the contract shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Savings Bank may, in its discretion, (a) pay the Employee all or part of the compensation withheld while its contract obligations were suspended, and (b) reinstate (in whole or in part) any of its obligations which were suspended.

       12.     CHANGES IN CONTROL.

               (a) If Employee's employment under this Agreement is terminated without Cause after consummation of the Transaction, or in the event of voluntary termination as provided for in Section 12(b) herein by the Employee and after consummation of the Transaction, Employee shall be paid an amount equal to the Employee's annual salary. Said sum shall be paid, at the option of Employee, either in one lump sum within thirty (30) days of such termination or in periodic payments over the remaining term of this Agreement as if Employee's employment had not been terminated.

               (b) Notwithstanding any other provision of this Agreement to the contrary, the Employee shall be entitled to receive the payment described in
Section 12(a) if the Employee voluntarily terminates employment under this Agreement after consummation of the Transaction, upon the occurrence, or within 30 days thereafter, of any of the following events, which have not been consented to in advance by the Employee in writing: (i) if Employee would be required to move her personal residence or perform executive functions on a regular and material basis more than 35 miles from the Savings Bank's main office located at 502 Madison Street, Clarksville, Tennessee; or (ii) if the Savings Bank or its successor should fail to maintain employee benefits plans, including incentive compensation, discretionary bonus, vacation, fringe benefit, stock option and retirement plans in the manner provided in the Acquisition Agreement. Notwithstanding the provisions contained in this Section 12(b)(ii), Employee shall have no right to terminate this Agreement and receive the payments described in Section 12(a) if Savings Bank or its successor fails to maintain the Plans in the manner provided in the Agreement, such failure is for the purpose of reducing Saving's Bank's or its successor's operating costs, and the reduction in benefits under the Plans impacts all eligible employees in a non-discriminatory manner.


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               (c)     In the event any dispute shall arise between the
Employee and the Savings Bank as to the terms or interpretation of this Agreement, including this Section 12, whether instituted by formal legal proceedings or otherwise, including any action taken by Employee to enforce the terms of this Section 12 or in defending against any action taken by the Savings Bank, the Savings Bank shall reimburse Employee for all reasonable costs and expenses, including reasonable Attorney's fees, arising from such dispute, proceedings or actions, provided that Employee shall obtain a final judgment by a court of competent jurisdiction in favor of Employee. Such reimbursement shall be paid within 10 days of Employee furnishing to the Savings Bank written evidence, which may be in the form, among other things, of a canceled check or receipt, of such reasonable costs or expenses incurred by Employee. Any such request for reimbursement by Employee shall be made no more frequently than at 60-day intervals.

       13.     SUCCESSORS AND ASSIGNS.

               (a) This Employment Agreement shall inure to the benefit of and be binding upon any corporate or other successor of the Savings Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Savings Bank.

               (b) Since the Savings Bank is contracting for the unique and personal skills of the Employee, the Employee shall be precluded from assigning or delegating her right or duties hereunder without first obtaining the written consent of the Savings Bank.

       14. AMENDMENTS. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties, except as herein otherwise provided.

       15. APPLICABLE LAW. This Agreement shall be governed by all respects whether as to validity, construction, capacity, performance or otherwise, by the laws of the State of Tennessee, except to the extent that Federal law shall be deemed to apply.

       16. SEVERABILITY. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

       17. ENTIRE AGREEMENT. This Agreement merges and supersedes all prior and contemporaneous arrangements, understandings and agreements regarding the Employee's relationship with the Savings Bank as an employee and any other undertakings, covenants or conditions, whether oral or written, express or implied, to the extent they contradict or conflict with the provisions hereof, including, without limitation, the Old Agreement.


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       18.     TERMINATION BY REGULATORY AGENCY.  All obligations under this
Agreement may be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Savings Bank;

               (a) By the Director of the Office of Thrift Supervision (the "Director") or his or her designee, at the time the Federal Deposit Insurance Corporation or Resolution Trust Corporation enters into an agreement to provide assistance to or on behalf of the Savings Bank under the authority contained in 13(c) of the Federal Deposit Insurance Act; or

               (b) By the Director or his or her designee, at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Savings Bank or when the Savings Bank is determined by the Director to be in an unsafe or unsound condition.

               Any rights of the parties that have already vested, however, shall not be effected by such action.

       IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first hereinabove written.

                                       GUARANTY  FEDERAL SAVINGS BANK

                                       By:
                                          ------------------------------------

                                       Title:
                                             ---------------------------------



                                       ---------------------------------------
                                       JANET K. SPRATT, Employee


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